Exhibit 10.1

RETIREMENT AGREEMENT

This Retirement Agreement (“Retirement Agreement” or “Agreement”) is made between Duane DeSisto (“Executive”) and Insulet Corporation (“Insulet” or the “Company,”) (together, the “Parties”).

WHEREAS, Executive is retiring and resigning from his employment with the Company effective, September 17, 2014 (the “Retirement Date”);

WHEREAS, this Retirement Agreement fully supersedes any prior agreements and understandings related to Executive’s employment at Insulet;

WHEREAS, a retirement and voluntary resignation is not included in the definition of a Terminating Event under Section 2(h)(i) of the Insulet Corporation Amended and Restated Executive Severance Plan adopted as of May 8, 2008, amended and restated as of November 14, 2009 and December, 2012 (the “Severance Plan”) (unless otherwise specifically defined herein, capitalized terms shall have the same meaning as the terms defined in the Severance Plan);

WHEREAS, in the interest of an amicable departure and in recognition of Executive’s substantial services and contributions to the Company, and in exchange for, among other things, Executive entering into and complying with this Retirement Agreement, the Company shall treat the ending of Executive’s employment as a Terminating Event under Section 2(h)(i) of the Severance Plan (prior to a Change in Control) pursuant to which Executive is eligible to receive certain termination benefits consistent with the Severance Plan, and, in addition, shall provide the Executive with certain supplemental severance benefits, all as described in this Agreement (collectively the “Severance Benefits”);

WHEREAS, the payments set forth in this Retirement Agreement are the exclusive payments, benefits and rights to Executive in connection with the ending of Executive’s employment within the Company, and by entering into this Retirement Agreement, Executive acknowledges and agrees that he is not entitled to any other severance pay, benefits, equity rights or any other form of compensation or payment including without limitation pursuant to any other agreement, severance plan, program, policy or arrangement, except as otherwise specifically set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1. Resignation from Employment, Director and Officer Positions of the Company and its Subsidiaries and Affiliates; Post –Employment Consulting. As of the Retirement Date, Executive hereby retires and resigns from his employment with the Company and his positions as a member of the Company’s Board of Directors (the “Board”) and as an officer of the Company, as well as from any other director or officer positions he holds with any of the Company’s subsidiaries or entities affiliated with the Company. Executive agrees to execute and deliver any documents reasonably necessary to effectuate such resignations, provided that nothing in any such document is inconsistent with anything set forth in this Agreement. Executive further agrees to provide transitional services to the Company up to one day per week through December 31, 2014, subject to the Parties entering into a mutually agreeable consulting agreement.

2. Final Pay; Expense Reimbursement. On the Company’s next regular payroll date following the Retirement Date, the Company shall pay Executive his accrued but unpaid base salary and any accrued but unused vacation based on Executive’s employment through the Retirement Date. The Executive shall be entitled to be reimbursed for his reasonable business expenses incurred prior to the Retirement Date in connection with his employment subject to the Company’s policies and procedures with respect to expense reimbursement.

3. Severance Benefits. Provided Executive enters into and complies with this Agreement, the Company will provide him with the following Severance Benefits:

(a) Salary Continuation: Payment of two times the amount of Executive’s Base Salary of $500,000.02, less applicable deductions and withholdings, payable in substantially equal installments in accordance with the Company’s payroll practice over twenty four (24) months, beginning on the first payroll date that occurs after the Retirement Date, provided this Agreement has become effective (“Salary Continuation Payments”);

(b) Benefit Continuation: Payment of Executive’s (and, as may be applicable, his covered dependents’) health, dental and life insurance premiums to the same extent as if Executive had remained an active employee until the end of the twenty four-month period beginning on the Retirement Date, provided Executive elects and remains eligible for COBRA, and, for purposes of life insurance, elects to convert to his benefits under the Company’s group life insurance plan to an individual life insurance policy. Notwithstanding anything to the contrary in the previous sentence, however, should Executive’s eligibility for COBRA end prior to the end of the twenty-four month period beginning on the Retirement Date and Executive is not eligible for health insurance through another employer, and if Executive takes the necessary steps to convert his health insurance policy to an individual policy at the end of such COBRA eligibility period, the Company shall continue payments of the premiums, on an after-tax basis, for Executive’s and any covered dependents’ health and dental coverage at the level necessary for Executive to maintain substantially comparable coverage for himself and any covered dependents without increasing his own premium contributions. By signing this Agreement, Executive hereby authorizes the Company to deduct the employee portion of health and dental premiums from the Salary Continuation Payments;

(c) Outplacement: Reimbursement of outplacement services not to exceed $15,000, provided that such expenses are incurred by Executive within twelve months of the Retirement Date and Executive presents the Company with reasonably satisfactory evidence of such expenses, such reimbursement shall be made by the Company within thirty (30) days of the Company’s receipt of documentation evidencing such expenses.

(d) Pro-Rata Bonus: Payment of an amount equal to the annual target cash incentive under the Company’s 2014 executive bonus program ($450,000), prorated based on the Retirement Date (the “2014 Pro-rata Bonus”). The 2014 Pro-Rata Bonus will be paid (less applicable deductions and withholdings) in substantially equal installments in accordance with the Company’s payroll practice over twenty four (24) months, beginning on the first payroll date that occurs after the Retirement Date, provided this Agreement has become effective.

(e) Accelerated Vesting of Time-Based Equity Awards and Extension of Exercise Periods: Executive’s outstanding time-based stock options (“Stock Options”) and time-based restricted stock units (“RSUs”) are listed in Tables A and B below shall become fully vested as of the Retirement Date. Notwithstanding anything to the contrary in the applicable agreement with respect to such Stock Options or the stock incentive plan under which such Stock Options were granted, Executive shall have until the earlier of (i) twelve (12) months following the Retirement Date and (ii) the expiration of the term of such Stock Option to exercise such Stock Options.

(f) Vesting of Performance-Based RSUs: Executive’s performance based RSUs are listed on Table C below and, to the extent some or all of the RSUs are earned (which will be determined after December 31, 2014 based on the 2014 revenue performance metric set forth in the in the applicable RSU Agreement), they will become fully vested on the date of such determination.

(g) Attorneys’ Fees: The Company will reimburse Executive for legal fees he expends in connection with this Agreement in an amount up to Twenty Thousand Dollars ($20,000).

4. Equity Interests. Executive holds the equity rights set forth in this Section 4 (the “Interests”) and the Parties acknowledge and agree that such Interests are subject to the terms and provisions of the Company’s Amended and Restated 2007 Stock Option and Incentive Plan and associated Stock Option agreements and RSU agreements (collectively the “Equity Documents”) and constitute all of the ownership or other equity interests of the Company Executive owns, beneficially or of record (other than shares of Common Stock of the Company owned outright and not subject to any equity award terms or vesting conditions).

Table A

Stock Options

Grant Date	Number of Option Shares Originally Granted, all of which shall vest as of the Retirement Date	Option Exercise Price per Share
March 12, 2008	50,000	$15.09
March 12, 2008	25,000	$18.75
March 1, 2010	40,000	$15.16
March 1, 2011	40,000	$17.49
April 1, 2012	70,000	$19.14
March 1, 2013	30,000	$23.40
March 3, 2014	29,500	$47.32

Table B

Time-based Vesting RSUs

Grant Date	Number of RSUs granted, all of which shall vest as of the Retirement Date
April 1, 2012	70,000
March 1, 2013	60,000
March 1, 2013	60,000 (Performance-based RSUs that became time- based on the achievement of certain 2013 performance metrics)
March 3, 2014	44,000

Table C

Performance-based Vesting RSUs

Grant Date	Number of RSUs granted, none of which shall be earned until and unless the 2014 performance metric set forth in the RSU Agreement is achieved
March 3, 2014	up to 53,250

5. Releases

(a)

By Executive. Executive irrevocably and unconditionally releases and forever discharges the Company, all of its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and the fiduciaries of such plans, and the current and former officers, directors, stockholders, executives, attorneys, accountants, and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releases”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when Executive signs this Retirement Agreement, he has, ever had, now claims to have or ever claimed to have had against any or all of the Releasees. This release includes, without implication of limitation, the complete waiver and release of all Claims of or arising in connection with or for: the Severance Plan or any employment agreement with the Company including Claims for breach of express or implied contract; wrongful termination of employment whether in contract or tort; intentional, reckless, or negligent infliction of emotional distress; breach of any express or implied covenant of employment, including the covenant of good faith and fair dealing; interference with contractual or advantageous relations, whether prospective or existing; deceit or misrepresentation; discrimination or retaliation under state, federal, or municipal law, including, without implication of limitation, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., as amended, the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq.; any other federal, state or local law or regulation prohibiting employment discrimination defamation or damage to reputation; reinstatement; punitive or emotional distress damages; wages, severance pay, vacation pay, including without limitation, Claims under the Massachusetts Wage Act, back or front pay or other forms of compensation; and attorney’s fees and costs. Executive understands that this general release of Claims extends to any and all Claims related to Executive’s employment by the Company (including without limitation, any claims against the Company in respect of any stock-based awards of any kind or alleged promises or assurances of such awards, other than as explicitly set forth in this Agreement) and the ending of his employment, and all Claims in his capacity as a Company stockholder arising up to and through the date that Executive enters into this Retirement Agreement. Executive represents that he has not assigned to any third party and has not filed with any agency or court any Claim released by this Retirement Agreement. Notwithstanding anything above, nothing in this release affects or releases Executive’s rights under or Claims related to this Retirement Agreement or the Equity Documents, nor any rights or Claims of indemnification as an officer and/or director of the Company for his service to the Company prior to the Retirement Date that he has or may have under the Company’s articles of incorporation, by-laws, insurance and/or indemnification policies or agreements and/or otherwise under law, and nothing shall be construed as releasing any claims Executive may have for workers compensation benefits, vested pension or 401(K) benefits, unemployment benefits, benefits under COBRA, or claims to enforce this Agreement.

(b)	By the Company. The Company hereby releases and forever discharges Executive generally from all known, or reasonably susceptible of being known, claims, demands, debts, damages and liabilities of every name and nature (“Claims”) that, as of the date when the Company signs this Retirement Agreement, the Company has, ever had, now claims to have or ever claimed to have had against Executive. This release includes, without implication of limitation, the complete waiver and release of all Claims arising in connection with Executive’s employment with and/or service as an officer and/or director of the Company, or Executive’s retirement and/or separation from employment with and/or service as an officer and/or director of the Company; provided, however, that notwithstanding the foregoing, the Company does not release Executive from any civil claims based on any acts and/or omissions that satisfy the elements of a criminal offense or claims arising out of any deliberate misconduct by Executive that resulted in injury to the Company (provided that the Company hereby represents that it knows of no such claims) nor does the Company release Executive with respect to any clawback of the Executive’s compensation to the extent required by the Sarbanes-Oxley Act (“SOX”), the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”) or any other applicable law.

6. Restrictive Covenants. Executive hereby reaffirms his obligations pursuant to the Employee Non-Disclosure and Developments Agreement, dated July 9, 2001, and the Noncompetition and Non-Solicitation Agreement dated July 9, 2001, both of which are in effect regardless of whether the Executive enters into this Retiremenent Agreement, and Executive acknowledges and agrees that he will continue to abide by the obligations set forth in Section 5 of the Severance Plan, including those obligations with respect to Confidentiality, Confidential Information, Return of Property, Noncompetition and Nonsolicitation (which continue for 24 months from the Retirement Date (the “Post-employment Restricted Period”)), Cooperation and Non-disparagement (collectively, “Restrictive Covenants”). In turn, the Company agrees that it will direct its current officers and directors that none of them shall make or cause to be made, directly or indirectly, any statement to any person criticizing or disparaging Executive. The Restrictive Covenants are incorporated by reference herein as material terms of this Retirement Agreement. Executive further acknowledges and agrees that, among other things, the Restrictive Covenants will bar Executive from engaging in any business activities with respect to wearable infusion pumps during the Post-employment Restricted Period. In the event of a final determination by a court of competent jurisdiction that Executive has materially breached any of the Restrictive Covenants, in addition to any other legal or equitable remedies it may have for such breach, the Company shall have the right to terminate or suspend its Severance Benefits to Executive. The termination or suspension of such Severance Benefits in such event will not affect Executive’s continuing obligations under this Retirement Agreement.

7. Communications Concerning Executive’s Retirement. After consultation with Executive, the Board will issue a press release about Executive’s retirement (the “Announcement”), on or around the Retirement Date which is in all respects consistent with this Agreement. Executive agrees not to communicate with any person or entity about his departure prior to the Announcement provided Executive may communicate with his immediate family and legal and professional financial advisors provided such persons first agree to keep the information strictly confidential. Executive further agrees that, directly or indirectly, he will not make any statement or authorize any other person or entity to make a statement that is inconsistent with the Announcement after it is made, and the Company agrees that it will direct its current officers and directors that none of them shall directly or indirectly make any statement or authorize any other person or entity to make a statement that is inconsistent with the Announcement after it is made. Nothing in this Agreement shall be interpreted to affect any person’s obligation to testify truthfully in a legal proceeding.

8. Advice of Counsel. This Retirement Agreement is a legally binding document and the Company’s and Executive’s signatures will commit each to its terms. Executive acknowledges that he has been advised to discuss all aspects of this Retirement Agreement with his attorney, that he has, in fact, consulted with counsel, that he has carefully read and fully understands all of the provisions of this Retirement Agreement and that Executive is voluntarily entering into this Retirement Agreement.

9. Time for Consideration; Effective Date. To accept this Retirement Agreement, Executive must return a signed original of this Retirement Agreement so that it is received by the Company’s Lead Independent Director on or before 6:00 p.m. on September 12, 2014. This Retirement Agreement shall become effective upon execution by both parties (the “Effective Date”).

10. Benefits and Burdens. This Agreement shall inure to the benefit of and be binding upon the Company and Executive, their respective successors, executors, administrators, heirs and permitted assigns. In the event of Executive’s death after the Retirement Date but prior to the provision by the Company of all of the Severance Benefits due Executive under this Agreement, the Company shall continue to provide such Severance Benefits to Executive’s beneficiary designated in writing to the Company prior to his death (or to his estate, if Executive fails to make such designation).

11. Enforceability. Executive acknowledges that, if any portion or provision of this Retirement Agreement, including any part of the Restrictive Covenants, shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision shall be valid and enforceable to the fullest extent permitted by law.

12. Entire Agreement. This Retirement Agreement constitutes the entire agreement between Executive and the Company concerning Executive’s relationship with the Company and supersedes and replaces any and all prior agreements and understandings between the Parties concerning the Executive’s relationship with the Company including, without limitation, any employment agreement, provided, the Restricted Covenants as set forth in Section 5 of the Severance Plan and the Equity Documents, as modified by Section 3 of this Retirement

Agreement, shall continue to be in full force and effect. In addition, Sections 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17 (provided that no such amendment or termination shall affect the obligations of the Company to make the payments due to Executive hereunder subject to the terms of this Agreement), 18 and 19 of the Severance Plan shall also survive.

13. Waiver. No waiver of any provision of this Retirement Agreement, including the Restrictive Covenants, which are incorporated by reference into this Retirement Agreement, shall be effective unless made in writing and signed by the waiving party. The failure of either Party to require the performance of any term or obligation of this Retirement Agreement or the waiver by either Party of any breach of this Retirement Agreement, including any part of the Restrictive Covenants, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

14. Taxes. The Company shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Retirement Agreement and in connection with other compensation matters to the extent that it reasonably and in good faith determines that it is required to make such deductions, withholdings and tax reports. Nothing in this Retirement Agreement shall be construed to require the Company to make any payments to compensate Executive for any adverse tax effect associated with any payments or benefits made to Executive pursuant to this Retirement Agreement.

15. Governing Law; Interpretation. This Retirement Agreement shall be interpreted and enforced under the laws of the Commonwealth of Massachusetts without regard to conflict of law principles. In the event of any dispute, this Retirement Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either Party or the “drafter” of all or any portion of this Retirement Agreement.

16. Counterparts. This Retirement Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original, but all of which together shall constitute one and the same document. Facsimile and PDF signatures shall be deemed to be of equal force and effect as originals.

IN WITNESS WHEREOF, the Parties, intending to be legally bound, have executed this Retirement Agreement on the date(s) indicated below.

INSULET CORPORATION

/s/ Daniel Levangie	September 16, 2014
Daniel Levangie	Date
Lead Director

I HAVE READ THIS RETIREMENT AGREEMENT THOROUGHLY, UNDERSTAND ITS TERMS AND HAVE SIGNED IT KNOWINGLY AND VOLUNTARILY. I UNDERSTAND THAT THIS RETIREMENT AGREEMENT IS A LEGAL DOCUMENT.

/s/ Duane DeSisto	September 16, 2014
Duane DeSisto	Date

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